UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  September 11, 2013

VALOR GOLD CORP.
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(Exact Name of Registrant as Specified in Charter)

Delaware	333-171277	45-5215796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 S. Virginia Street 8th Floor Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 734-4361

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 11, 2013, Valor Gold Corp. (the “Company”) issued an aggregate of 9,112,500 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and an aggregate of 5,000,000 shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock” and, collectively with the Common Stock, the “Tru-Up Shares”) to certain of its prior investors (the “Prior Investors”).  Each share of Series A Preferred Stock is convertible into one share of Common Stock, at the option of the holder, subject to certain beneficial ownership limitations.  The Company issued the Tru-Up Shares in connection with certain “Most Favored Nations” provisions contained in the Prior Investors’ respective governing purchase agreements as a result of the Company’s subsequent issuance of its securities at a per share price less the per share price paid by the Prior Investors.

The shares of Common Stock and Series A Preferred Stock were issued to “accredited investors” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 11, 2013, Company filed an Amendment to the Certificate of Designation of Preferences, Rights And Limitations of the Series A Preferred Stock (the “Amendment”) with the Secretary of State of the State of Delaware to increase the number of authorized shares of Series A Preferred Stock from 5,000,000 shares to 10,000,000 shares.

A copy of the Amendment is attached to this Current Report as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

 (d)           Exhibits.

Exhibit No.	Description

3.1	Amendment to Certificate of Designations of Preferences, Rights And Limitations of Series A Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALOR GOLD CORP.

Dated: September 16, 2013	By:	/s/ David Rector
David Rector
Chief Executive Officer